Exhibit 99.2

INPUT/OUTPUT, INC. NOVEMBER 10, 2005 CONFERENCE CALL

PREPARED REMARKS OF ROBERT P. PEEBLER,

PRESIDENT AND CHIEF EXECUTIVE OFFICER

AND

J. MICHAEL KIRKSEY,

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Jack Lascar: Thank you, operator.  Good morning and welcome to the Input/Output Conference Call.  We appreciate your joining us today.  Your hosts today are Bob Peebler, President and Chief Executive Officer, and Mike Kirksey, Executive Vice President and Chief Financial Officer.  Before I turn the call over to management, I have a few items to go over.  If you would like to be on an email distribution or fax list to receive future news releases or experience a technical problem and didn’t receive yours yesterday, please call DRG&E and provide us with that information.  That number is 713-529-6600.  If you would like to listen to a replay of today’s call, it is available via webcast by going to the Investor Relations section of the Company’s website at www.i-o.com or via a recorded instant replay until November 17th. The information was provided in yesterday’s earnings release.

Information reported on this call speaks only as of today, November 10, 2005, and therefore you are advised that time-sensitive information may no longer be accurate as of the time of any replay.  Before we begin, let me remind you that certain statements made by management during this call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements regarding the company’s expected future financial positions, segment sales, results of operations, cash flows, funds from operations, financing plans, gross margins, business strategy, budgets, projected costs and expenses, capital expenditures, competitive position, product offerings, technology developments, access to capital and growth opportunities are forward-looking statements.  These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to materially differ from any future results or performance expressed or implied by those statements.

These risks and uncertainties include the risk factors disclosed by the company from time to time in its filings with the SEC, including in its Annual Report on Form 10-K for the year ended December 31, 2004 and on Form 10-Q for the third quarter of 2005.  Furthermore, as we start this call, please also refer to the statement regarding forward-looking statements incorporated in our press release issued yesterday and please note that the contents of our conference call this morning are covered by these statements.

Since this is the week of the SEG show here in Houston and there are so many new things going on within the industry regarding products and the market, Mike will cover the financials first and then Bob will cover all the market and product details.

MIKE KIRKSEY:

Thanks Jack and thank you for joining us.

Looking at the third quarter results, we generated $82.7 million in revenues compared to $80.9 million in the third quarter last year and $84 million in the second quarter of this year. When you realize that the third quarter of 2004 included $11.0 million of VectorSeis Ocean  sales and this year none, you can see the improving conditions. Considering the third quarter is usually the weakest for most of our business, this level of revenues further strengthens our view of our improving market.

It was especially frustrating to decide to defer $7.3 million of revenue or 5 cents per share, to comply with what we believe the SEC position is regarding revenue recognition rules. I would like to give you some details. One of two contracts in question, representing 80% of the total, was with a customer who had our proposal and contract for a data library sale and communicated their acceptance of our offer the last week of September via email.  We shipped the data and invoiced.  When the completed paperwork arrived in our office, the contract was dated Monday October 3 and the customer signature dated October 5.  Our lawyers concluded we had a binding agreement in September.  In subsequent follow-up with the customer, they verified it was their understanding to be a September transaction but administrative absences delayed the paperwork. In fact we have already been paid the majority of the invoice.  In consultation with our auditors, they advised that it was their experience that in today’s environment, the SEC would not approve of revenue recognition in the third quarter with these facts.  This deferred revenue is reflected on our September 30 balance sheet and will be included in our operating results in Q4. Quite disappointing but only temporary. Enough of that story.

Our entire Land group, both Sensor and the Land Systems Unit, had revenues of $38.8 million compared to $38.4 million a year ago.  The Sensor geophone business was down $1.9 million year over year because of a single large lower margin order last year.  However, the profitability of the Sensor geophone group in the third quarter this year reached new highs. We now have VectorSeis systems in the hands of 20 contractors worldwide including shipments scheduled for Q4.   The gross margins in our Land group were 20% compared to 22% last year reflecting the continued cost reduction challenges and the price competition while introducing new technology and penetrating new markets. There was also some effect of a lower margin sales mix.  Cost and gross margins are our prime areas of focus as achieving 30% gross profit in our Land Systems unit would have added 5¢ per share.

In the Marine business, sales were $16.3 million compared to $19.1 million a year ago.  Last year’s Q3 results included $11 million of the first VectorSeis Ocean sale. This quarter did not include any VSO sales as our forecast plan calls for VSO revenues in the last quarter of this year.  This is continued evidence of an improving towed streamer marine market.  As the marine fleet worldwide increases in size and in utilization we are starting to see more opportunities for revenue growth throughout this year and next.  Gross margins in the Marine group were 42% compared to 29% last year, a material improvement and another example of the strong marine markets including a positive mix of our Digi product-line.

Our Concept Systems data management software business had revenues of $4.7 million.  They continue to be highly respected in the field of navigation, positioning, and 4D.  They performed above plan for the quarter.

Our Seismic Imaging Solutions group, which includes GXT, had a good quarter with revenues of $22.8 million compared to $18.6 million last year.  GXT’s performance showed steady progress. As I noted earlier, we deferred recognizing revenue of $7.3 million, or 5 cents per share. The impact of the deferral decision on overall gross margins of the Company was 3 points, the impact on operating income was $4.3 million, and the impact on EBITDA was $4.7 million.  The Group reported gross margins of 26% in the third quarter, which is a major improvement from the 23% we reported in the second quarter or the 12% we reported in last year’s third quarter.  As we mentioned previously, a higher level of processing business improves the margins nicely. The backlog of processing projects continued to grow during the third quarter.  The processing backlog is now approaching the levels that should sustain attractive operating results in this portion of GXT.  The data processing business is expected to run at full capacity throughout Q4.  GXT management indicates they are quoting more processing opportunities than they have seen in the past.

Overall, operating expenses for the company fell from 27% of revenue in the third quarter of last year to 23% this year.  Over the past year, we have reduced our operating expenses from 30% of revenues down to the low 20’s through a combination of higher revenues and cost control initiatives. As we have indicated, we expect to continue to leverage our infrastructure with higher revenues.

We incurred an income tax expense of approximately $1 million during the third quarter.  We continue to use our net operating loss carry-forward in the U.S. that were generated in prior years. The taxes are a little higher in this quarter as a result of a larger mix of foreign earnings.

Turning to the balance sheet, inventories dropped approximately $4.1 million from year-end and are expected to continue to drop during Q4.  CAPEX for the quarter was approximately $2 million and additions to the data library were $7.7 million as several projects got underway.  You will notice deferred revenue increased about $6 million reflecting the deferred recognition of the data library sales I mentioned.  Our $25 million line-of-credit was drawn down $3.6 million at September 30.  The remainder of the line is available.

Moving now to the outlook.  As we mentioned in our press release yesterday evening, we continue to expect revenues to range between $330 and $350 million with much of the revenue growth coming from continued market penetration of our field acquisition systems, continued improvement of GX Technology’s overall results, a stronger overall marine seismic market and the recognition of the deferred revenue on library sales in the fourth quarter.  We expect margins to continue improving as we move through the last quarter of the year, with full year 2005 gross margins to range between 27 percent and 30 percent. We anticipate operating expenses as a percentage of revenues to be between 18 and 22 percent during the last quarter.  As a result, we continue to anticipate 2005 earnings to range between $0.12 and $0.25 per share.

I would like to turn the call to Bob for his remarks.

BOB PEEBLER:

We’ve just completed a very busy part of our week with the SEG ending yesterday afternoon.  This was a very special convention as it marked the 75th birthday of the SEG, and for I/O, a breakthrough announcement on our next generation land imaging system, FireFly-more on that later.  Over the next very few minutes I will try to speak to all the current events, products, and market trends, and update you on where we stand from an operations standpoint. We had mentioned in the past couple of quarters that we expected improving markets and results over the course of the year. I am pleased to report that we are seeing that. I was disappointed in the way the revenue recognition decisions worked out, but that is the accounting world we find ourselves in, and in-the-end, from a sales booking perspective, we had a very solid quarter and have entered Q4 with a growing pipeline of opportunities.  I would also like to mention that even though Katrina and Rita are now a distant memory, they were very real challenges for us during Q3 and I would like to say a few words about what happened from a human perspective.  Our Marine Imaging Systems group is headquartered in New Orleans, which includes some manufacturing, R&D and operations, and we have approximately 100 employees and their families that live in the greater New Orleans area.  Due to the storm, our New Orleans operations were completely shut down with people scattered all over the country, and many out of communications.  The first day after the storm we had already started the process of moving over 65 families to Houston into temporary housing, and helping them deal with all of the related issues such as schooling for their children, clothing, banking issues, etc.  We were still missing over ½ of our New Orleans employees three days after the storm. So much of our early focus was helping locate people and setting up a support structure, both physical and emotional.  Our non-New Orleans based employees and even suppliers opened their hearts, homes, and pocketbooks to provide help in this desperate time, including contributing over $40K, which the company matched, to help the families with the most need. I was equally impressed by the determination of our New Orleans team to not only get back into operation, but to continue to focus on making their Q3 forecast.  The support of our HR group and their extended team, with the help of many other folks inside and outside the company provided sufficient support to address family issues such that our employees could focus much of their time on getting our operations going again.   We did have a small amount of business that slipped out, mainly related to manufacturing delays of some of our suppliers who were also impacted, but the majority of the forecasted marine business was booked and shipped.  Not long after Katrina we faced Rita, and the problem shifted to Houston.  This was complicated by the fact we were also operating Marine temporarily out of Houston.  Fortunately, Houston missed the worst of Rita as it veered east of us, but we did lose six days of operations and all of the related challenges that caused.  Again, our people responded professionally, with safety as a main priority, but also focusing on how to get back to business as soon as practical. This included scrambling to ship equipment early before the storm arrived and GXT setting-up computing systems to allow processors to work from home.  Again, we experienced minimal impact on our business due to the preparations before the storm and quick recovery afterwards.  In retrospect, I couldn’t be prouder of the people in our company.  They not only demonstrated their motivation and operational skills for our business, but also the human side of watching out for each other.  For the ones listening in, I would again like to say thank you.

Before I get into the details of each division, I would like to make a few over-arching comments about our business as I see it going forward. I have had several interesting discussions with oil company and contractor executives during the summer months, and most recently during the SEG.  There are some common themes that I believe will be the main drivers of our business for the foreseeable future.  First, and maybe the most important is the growing realization that we are draining the world’s reserves at approximately 50% faster than we are replacing them.  Another way to say it is for every barrel of hydrocarbon we find we are using two.  Many companies have dealt with their own reserves/prospect problem by acquiring other companies or properties, but that doesn’t add a barrel of oil to the world’s reserves, and high commodity prices are increasingly making those types of transactions financially difficult. A very recent comment from the CEO of a super independent was that their main problem was being cash rich and project poor.  He was realizing that to survive they needed a strategy that was based more on finding oil and gas than acquiring, but they didn’t have the technical edge needed to accomplish that goal.  Much of the technology developed and being applied over the last decade has been designed to extract hydrocarbons faster to increase cash flows and profits, versus finding new reserves.  This long cycle has now put us in what we call the desperate age of exploration where companies are now being forced to move away from lower risk development and production and start meeting the technical challenges of finding and producing in much more complex reservoirs.  To meet this challenge will require much better images of the reservoirs, both for finding and producing them, and I believe we are at the beginning of a new era of seismic imaging.

The second theme is that even though we have a big focus on going deeper in marine (both depth of water and drilling horizon), approximately 80% of the world’s reservoirs are on land.  I have been told by several oil company CEO’s that they are planning to significantly increase their spending on land activities, and in many cases starting with shooting seismic data.  I think this is a mega trend that will also continue during this desperate age of exploration.

The third theme is the problem of access.  This is a broad topic, and much of it has to do with the control position of the national oil companies and the world geopolitical scene, but it also has to do with issues of the environment.  For example, in the U.S. it’s estimated that 90% of undiscovered oil and 40% of undiscovered gas is located on land that is federally managed.  Finding ways to reduce the environmental footprint is one of the greatest technical challenges for our industry as this issue is not only a U.S. but a growing global problem.

The final theme is all of this adds up to increasing activity. Combine the lack of exploration activity with the growing criticism from politicians related to a lack of investing profits back into the industry and we can expect that the forecasts of 25% spending increases may be conservative.  This all bodes well for the seismic industry as it’s at the heart of future exploration and has a growing role in production as 4D becomes more cost effective in helping optimize field performance.

The financial highlights of the quarter, which Mike mentioned, reflect the fact that the seismic contractor’s business continues to improve.

We are also seeing a combination of improved demand for both legacy products as well as new generation products.  Our marine business appears to have the wind to its back, and GXT just had its best quarter since we acquired it.

As we stated in our previous conference calls, one of our core missions is to prove that recording the Full Wave field using VectorSeis technology will ultimately replace today’s approach using arrays of geophones. We continuously push adoption of this new technology,

Including contracts for Q4, and we now have 20 contractors deploying System 4, which is our platform for full wave.  At the SEG conference in Houston this week we announced a major leap forward for our technology initiatives that we believe will drive adoption of full wave to another level.

I/O announced its planned introduction of a next-generation solution for cableless land seismic acquisition.  Known as FireFlyTM, this latest innovation from I/O combines proven wireless communication, data storage, and power technologies in a seismic acquisition system architecture that is capable of supporting cost-effective, high station-count surveys while simultaneously increasing operational productivity and reducing health, safety, and environmental risks.  FireFly is scheduled for commercial release in late 2006, at which time it will join System Four  and VectorSeis  Ocean in the company’s portfolio of full-wave acquisition platforms.

To take seismic imaging to the next level onshore, our industry needed a land recording system capable of cost-effectively acquiring fully-sampled, full-wave seismic data. Fully sampled, means having sufficient receivers and sources to optimize the seismic image.  Unfortunately, due mainly to the cost and environmental constraints of cable systems, the majority of land surveys are woefully under-sampled resulting in sub-par results.  Yet, the vast majority of existing land acquisition systems rely on cable-based architectures since there hasn’t been a good technical solution for cableless applications.  FireFly overcomes the constraints cables impose on seismic survey design and the resulting adverse effects on image quality.  By utilizing FireFly, our customers will have the ability to customize seismic surveys and deploy more sensors to fully sample specific subsurface targets at any depth.  Since FireFly will utilize I/O’s VectorSeis sensors, geophysicists will now have a platform for acquiring full-wave, broadband seismic data in a cost-effective manner.  We believe that game changing productivity will free-up low value dollars that will eliminate the economic barriers of deploying full wave sensors.

The downtime and cost to troubleshoot, repair, and maintain a cableless system should be significantly less than for a cable-based architecture.  Reductions in weight and troubleshooting time translate into less manpower intensity in the field and improved crew safety performance.  The smaller footprint of FireFly also reduces the risk of environmental disturbance compared to cable-based seismic systems.

We made a significant R&D funding commitment, starting in early 2004, and have been working on the detailed design of FireFly since then, and have recently conducted successful field tests of key system components.  Throughout our FireFly development cycle, I/O has engaged thought-leaders from prominent seismic contractors and oil & gas companies.  As a group, we share a common vision for the revolution that FireFly can make possible in land seismic imaging. FireFly incorporates technologies from throughout I/O, including our Concept Systems and GX Technology groups. We look forward to our continued collaboration with the seismic contracting community and oil & gas companies as we work together to accelerate the adoption of FireFly and full-wave as the new seismic imaging standard and bring it to full commercialization as next year unfolds.

We firmly believe that the combination of cableless FireFly and full-wave VectorSeis will break down many of today’s adoption barriers, and take full wave digital imaging  to the leadership position in the market.  So you can tell, we are extremely excited about the FireFly addition to our product range.

I would like to give you a quick update on some of the oil company Full Wave usage numbers that I gave during the last call.

I will compare 2003, 2004, and year-to-date Full Wave Data:

Estimated Full Wave survey expenditures:

2003:                     $7.2 million

2004:                     $36.9 million and

First Nine Months:  $31.8 million.

With $31.8 million already spent this year, we believe it’s a realistic expectation that we will see oil company Full Wave spending increase again during 2005.

Related to the actual number of surveys, we see a trend where we are moving from a bunch of small pilots in 2004 to larger full 3D surveys in 2005.  On our current projections we will likely see fewer surveys completed in 2005, but an overall increase in total dollars spent due to increasing survey size.  The actual number of surveys that include both 2-D, 3-D, we had:

24 surveys in 2003

40 surveys in 2004 and

29 surveys in the first nine months of 2005

Full Wave surveys in the first nine months of this year include ones in India, Russia, China, Canada, Poland, Kazakhstan and the U.S.

By our own internal estimates, I/O’s System Four VectorSeis market share was over 80% so far this year.

Land Imaging Systems Update

In our Land Imaging group, Vibrator trucks orders remain very strong and we are still sold out in this product line until early next year. Our Sensor geophone business had a good quarter with record operating income. Revenues were down from last year’s third quarter because of a major shipment to Saudi Arabia with lower margins that took place in the third quarter of 2004. However, their pipeline has been increasing over the last few months, indicating a strong finish. As mentioned before, the Sensor geophone business is our best indicator of global land activity as they have a high market share. Their products are also used with competitor systems, and they participate in most geographical markets.

Related to land full wave system sales, we most recently closed another VectorSeis Land System to another contractor in the former Soviet Union. With our current pipeline of land system VectorSeis opportunities we believe we will end with $20-25 million in 2005 sales, with our internal goal of $25 million of land VectorSeis still in reach.

Our number one issue in the Land Systems business continues to be gross margins and we are aggressively attacking cost in that area with foreign sourcing and other cost reduction plans.

Marine Imaging Systems

Our marine business continues to perform well. We were hampered by both hurricane Katrina and Rita, costing us approximately 1 cent per share, but we continue to achieve higher than planned  margins. In fact, marine gross margins in the third quarter were up over 12 percentage points from last year’s third quarter. We continue to see strong contractor activity coupled with the opportunity of equipping new vessels later this year or in early 2006.

While we did not ship any VectorSeis Ocean during the quarter, we have been pleased with the operational performance of the system during the past several months of shooting.  As you may remember, we announced in early August that we did enter into a new multi-year agreement with RXT that includes a new system purchase to be delivered in the fourth quarter of 2005 and the first quarter of 2006. RXT has just upsized the current order scheduled for Q4 and Q1 adding an additional $8-$9 million to our revenue plans. We expect to ship approximately 75% of the original order in the fourth quarter while the remaining portion of the order and the recent increase is expected to be shipped in the first quarter of 2006.

We expect a strong fourth quarter with our Marine group that includes the delivery of VSO equipment, a robust market for streamer products and a general strengthening of the overall marine equipment market.  We expect a record year in our marine business in both 2005 and again in 2006. Concept Systems continues to enjoy the benefits of the very strong marine environment and is generating very robust margins and improved operating performance.

GXT

I am pleased to report that GXT continues to improve its performance.  Again, it is disappointing that conservative interpretation of the revenue recognition rules did not allow us to include $7.3 million of revenue until Q4, but good market conditions are evident, and looking beyond the revenue recognition issue, GXT had a very solid quarter.

GXT’s business continues to regain a better balance between proprietary processing, multi-client surveys, and data sales which had positive implications for its improving profitability.  Our GXT team indicates they are quoting more work that ever before and the pipeline of multi-client projects for next year is encouraging.  We still have not achieved the balance we want between library sales and new multi-client projects, but several new ones are in the mill that should get started in late 2006-early 2007.

GXT’s is experiencing a growing amount of processing work and current backlog continues to support near term growth.  GXT data processing business is expected to run at full capacity during Q4.  We are also introducing some new migration technology that we believe is very positive and supported by significant customer interest at the SEG.  GXT also has solid underwriting for several attractive multiclient projects, and there is strong client interest in our regional span programs, which dovetails with my comments with oil companies being project poor and looking for new opportunities.

We are expecting that much of GXT’s future growth will be in international markets working with NOC’s versus the historical Gulf of Mexico market where current spending is being driven more by new shooting than by high-end reprocessing.  GXT has opened 2 new foreign centers and are planning others. We are also developing plans to take advantage of the increasing land activity and carving out a land processing business that takes advantage of our leadership in full wave.

We expect GXT to have a good fourth quarter and it is typically their best quarter.

Overall, we continue to make significant progress, there is still much more we can do as a Company to improve our execution, both technical and business development. We will continue to concentrate on proving the superiority of digital full-wave while developing and, as evidenced by FireFly, introducing new game-changing seismic technologies.  The market continues to improve and we are more optimistic than ever about the future.

Operator, we are now ready for questions.

AFTER THE Q&A:

Thank you for taking the time to attend this conference call and look forward to talking to you at our year end conference call.